UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) June 20, 2006
ViewCast.com, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-29020	75-2528700

(Commission File Number)	(IRS Employer Identification No.)

3701 W. Plano Parkway, Suite 300 Plano, Texas	75075

(Address of Principal Executive Offices)	(Zip Code)
(972) 488-7200

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On June 20, 2006, the Board of Directors of ViewCast.com, Inc. approved the policy for the compensation of independent directors by compensating such individuals with cash and equity designed to both reward such independent directors for services rendered to the Corporation and to link a portion of their compensation to the performance of the Corporation by means of equity grants as follows:
     Each independent director of the Corporation shall be paid a cash retainer equal to $500 per month with an additional cash payment for each meeting of the Board of Directors of the Corporation equal to $1,000 if attended in person and $250 if attended by telephone; and
     Each independent director of the Corporation who has not previously served on the Board of Directors of the Corporation be granted options under the 2005 Stock Incentive Plan to acquire 50,000 shares of the Corporation upon the appointment to the Board of Directors with such option grant to vest annually in three equal parts with the first such installment to vest one year from the date of grant; and
     Each independent director of the Corporation be granted options under the 2005 Stock Incentive Plan to acquire 25,000 shares of the Corporation each year immediately following the date of the Corporation’s annual meeting, provided that such independent director shall have served as a director of the Corporation at least twelve months prior to the date of such grant, with such option grant to vest annually in three equal parts with the first such installment to vest one year from the date of grant.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWCAST.COM, INC.
Date: June 22, 2006
	By:	/s/ Laurie L. Latham
Laurie L. Latham, Chief Financial Officer